MUELLER WATER PRODUCTS REPORTS 2023 THIRD QUARTER RESULTS

Achieved Net Sales of $326.6 Million
Delivered Net Income per Diluted Share of $0.16
Generated Adjusted Net Income per Diluted Share of $0.18

ATLANTA, August 3, 2023 - Mueller Water Products, Inc. (NYSE: MWA) announced financial results for its fiscal 2023 third quarter ended June 30, 2023.
In the third quarter of 2023, the Company:
•Achieved net sales of $326.6 million as compared with $333.2 million in the prior year quarter
•Reported operating income of $35.6 million as compared with $36.9 million in the prior year quarter and adjusted operating income of $39.5 million as compared with $42.0 million in the prior year quarter, resulting in an adjusted operating margin of 12.1 percent as compared with 12.6 percent in the prior year quarter
•Reported net income of $24.5 million as compared with $26.5 million in the prior year quarter and adjusted net income of $27.6 million as compared with $30.5 million in the prior year quarter
•Reported net income per diluted share of $0.16 and adjusted net income per diluted share of $0.18 as compared with reported net income per diluted share of $0.17 and adjusted net income per diluted share of $0.19 in the prior year quarter
•Generated adjusted EBITDA of $54.4 million as compared with $57.8 million in the prior year quarter, resulting in an adjusted EBITDA margin of 16.7 percent as compared with 17.3 percent in the prior year quarter
•Increased net cash provided by operating activities for the nine-month period by $32.0 million to $52.5 million as compared with $20.5 million in the prior year and increased free cash flow by $36.3 million to $20.1 million as compared with $(16.2) million in the prior year
“While the fundamental growth drivers of our business remain intact, our third quarter net sales were below expectations as we are experiencing a more prolonged inventory correction than previously anticipated. With lead times returning to pre-pandemic levels and end markets continuing to adjust to higher interest rates, we are seeing lower order rates for the majority of our short-cycle products. We are revising our annual guidance for 2023 based on current expectations for channel inventories, order levels and brass production levels. We have taken actions to deliver approximately $25 million in annual SG&A savings to help mitigate the headwinds from lower volumes and inflationary pressures,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“Despite an increasingly challenging demand environment, I am encouraged by our execution in the third quarter as we improved margins sequentially. Our past pricing actions across most product lines again more than offset ongoing inflationary pressures. Water Management Solutions delivered strong results primarily driven by higher pricing and increased volumes of hydrants. However, Water Flow Solutions continued to experience challenges from lower volumes of iron gate valves, relatively low brass production levels and higher costs associated with inefficiencies and start-up costs for the new brass foundry.

“Though the external environment continues to evolve, we believe our end markets have strong long-term fundamentals, especially with the future benefits from the federal infrastructure bill’s funding for water infrastructure projects. Our new brass foundry remains on track to fully ramp up by the end of fiscal 2024, positioning us to capture increased demand related to lead service line replacement projects. Looking beyond 2024, we remain confident that our growth strategies, operational improvements and capital investments will help deliver net sales growth and a return to pre-pandemic margins in 2025,” Hall concluded.

Consolidated Results
Net sales for the 2023 third quarter decreased $6.6 million, or 2.0 percent, to $326.6 million as compared with $333.2 million in the prior year quarter, with a decrease in volumes at Water Flow Solutions partially offset by higher pricing in both segments and volume growth at Water Management Solutions.
Operating income decreased $1.3 million, or 3.5 percent, to $35.6 million for the 2023 third quarter as compared with $36.9 million in the prior year quarter as a result of a decrease in volumes, unfavorable manufacturing performance and increased costs associated with inflation, partially offset by benefits from higher pricing. Additionally, the prior year quarter included a $4.5 million warranty accrual charge.
During the quarter, the Company incurred $3.9 million of strategic reorganization and other charges that have been excluded from adjusted results.
Adjusted operating income decreased $2.5 million, or 6.0 percent, to $39.5 million for the quarter as compared with $42.0 million in the prior year quarter.
Adjusted EBITDA of $54.4 million decreased $3.4 million, or 5.9 percent, as compared with $57.8 million in the prior year quarter. Adjusted EBITDA margin was 16.7 percent for the 2023 third quarter as compared with 17.3 percent in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2023 third quarter decreased $45.8 million, or 23.4 percent, to $150.1 million as compared with $195.9 million in the prior year quarter. This decrease was primarily due to lower volumes in our iron gate valve products, partially offset by higher pricing across most product lines and volume growth in specialty valve products.
Operating income and adjusted operating income for the quarter were $12.6 million and $12.7 million, respectively. Adjusted operating income decreased $25.4 million, or 66.7 percent, compared with the prior year quarter. Benefits from higher pricing and lower SG&A expenses were more than offset by lower volumes in our iron gate valve products, unfavorable manufacturing performance and higher costs associated with inflation.

Adjusted EBITDA of $20.9 million decreased $24.8 million, or 54.3 percent, as compared with $45.7 million in the prior year quarter. Adjusted EBITDA margin was 13.9 percent as compared with 23.3 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2023 third quarter increased $39.2 million, or 28.6 percent, to $176.5 million as compared with $137.3 million in the prior year quarter. This increase was due to higher pricing across most product lines and increased volumes, primarily in hydrant and water application products.
Operating income and adjusted operating income for the quarter were $39.0 million and $40.0 million, respectively. Adjusted operating income increased $23.5 million, or 142.4 percent, as compared with $16.5 million in the prior year quarter. Benefits from higher pricing and increased volumes more than offset unfavorable manufacturing performance, the impact of foreign exchange and higher costs associated with inflation.
Adjusted EBITDA of $47.6 million increased $23.9 million, or 100.8 percent, as compared with $23.7 million in the prior year quarter. Adjusted EBITDA margin was 27.0 percent as compared with 17.3 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2023 third quarter declined to $3.8 million as compared with $4.2 million in the prior year quarter primarily as a result of higher interest income.
Income Taxes
Income tax expense for the 2023 third quarter was $6.4 million, or 20.7 percent of income before taxes. Income tax expense in the prior year quarter was $7.1 million, or 21.1 percent of income before taxes.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the nine-month period increased by $32.0 million to $52.5 million as compared with $20.5 million in the prior year, primarily driven by improvements in working capital compared with the prior year period, including a sequential decrease in inventories during the third quarter.
The Company invested $11.9 million in capital expenditures during the third quarter as compared with $10.7 million in the prior year quarter. For the nine-month period, the Company has invested $32.4 million in capital expenditures as compared with $36.7 million in the prior year.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the nine-month period increased by $36.3 million to $20.1 million as compared with free cash flow of $(16.2) million in the comparable prior year period, due to the increase in net cash provided by operating activities and lower capital expenditures, as previously mentioned.
As of June 30, 2023, Mueller Water Products had $447.5 million of total debt outstanding and $141.2 million of cash and cash equivalents, resulting in a debt leverage ratio of 2.4 times and net debt leverage ratio of 1.7 times. There are no maturities on the Company’s debt financings until June 2029, and its 4.0 percent Senior Notes have no financial maintenance covenants. Based on June 30, 2023, data, the Company had approximately $162.3 million of excess availability under its ABL Agreement, bringing its total liquidity to $303.5 million.

Full-Year Fiscal 2023 Outlook
Based on current market conditions, including expectations for channel inventories and order levels, and anticipated brass production levels, the Company anticipates annual consolidated net sales will be between flat and down 2 percent compared with the prior year and adjusted EBITDA will be between flat and down 5 percent compared with the prior year. This outlook considers pension expense other than service, which is excluded from adjusted operating income, of approximately $3.8 million in 2023 compared with a benefit of $3.9 million in the prior year. The Company expects free cash flow as a percentage of adjusted net income to be more than 30 percent for the full-year fiscal 2023.
The Company’s expectations for certain financial metrics for the full-year fiscal 2023 are as follows:
•Total SG&A expenses between $246 million and $248 million
•Net interest expense between $15 million and $16 million
•Effective income tax rate between 23 percent and 24 percent
•Depreciation and amortization between $62 million and $63 million
•Capital expenditures between $50 million and $55 million
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Friday, Aug. 4, 2023, at 10 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, and to download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-510-4837. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.

The Company presents net debt and net debt leverage as performance measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits) and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, the Company’s product portfolio positioning and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, without limitation, including the future impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections and inventory positions); logistical challenges and supply chain disruptions, geopolitical conditions, or other events; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee, and Decatur, Illinois, plant closures, and our reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of warranty claims; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social, and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, SentryxTM, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Robin Keegan
404-206-4152
rkeegan@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2023	2022
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$141.2	$146.5
Receivables, net of allowance for credit losses of $6.4 million and $5.6 million	210.3	228.0
Inventories, net	312.7	278.7
Other current assets	27.2	26.8
Total current assets	691.4	680.0
Property, plant and equipment, net	306.9	301.6
Intangible assets, net	341.9	361.2
Goodwill, net	97.0	98.6
Other noncurrent assets	56.1	56.7
Total assets	$1,493.3	$1,498.1

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.8	$0.8
Accounts payable	101.0	122.8
Other current liabilities	98.1	117.4
Total current liabilities	199.9	241.0
Long-term debt	446.7	446.1
Deferred income taxes	80.0	86.3
Other noncurrent liabilities	52.5	55.4
Total liabilities	779.1	828.8

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized; none outstanding at June 30, 2023, and September 30, 2022	—	—
Common stock: par value $0.01 per share; 600,000,000 shares authorized; 156,424,123 and 155,844,138 shares outstanding at June 30, 2023, and September 30, 2022, respectively	1.6	1.6
Additional paid-in capital	1,257.2	1,279.6
Accumulated deficit	(499.0)	(567.3)
Accumulated other comprehensive loss	(45.6)	(44.6)
Total stockholders' equity	714.2	669.3
Total liabilities and stockholders' equity	$1,493.3	$1,498.1

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net sales	$326.6	$333.2	$974.3	$916.0
Cost of sales (1)	226.5	234.9	683.2	637.3
Gross profit	100.1	98.3	291.1	278.7
Operating expenses:
Selling, general and administrative	60.6	60.8	187.7	175.1
Strategic reorganization and other charges (2)	3.9	0.6	0.9	3.6
Total operating expenses	64.5	61.4	188.6	178.7
Operating income	35.6	36.9	102.5	100.0
Pension expense (benefit) other than service	0.9	(0.9)	2.8	(2.9)
Interest expense, net	3.8	4.2	11.4	13.0
Income before income taxes	30.9	33.6	88.3	89.9
Income tax expense	6.4	7.1	20.0	20.4
Net income	$24.5	$26.5	$68.3	$69.5

Net income per basic share	$0.16	$0.17	$0.44	$0.44

Net income per diluted share	$0.16	$0.17	$0.44	$0.44

Weighted average shares outstanding:
Basic	156.4	157.0	156.2	157.6
Diluted	157.2	157.6	156.8	158.3

Dividends declared per share	$0.061	$0.058	$0.183	$0.174

(1) For the three-month period ended June 30, 2022, the Company recorded a charge of $4.5 million in connection with its warranty obligations.
(2) For the three-month period ended June 30, 2023, the Company recorded restructuring charges related to severance and certain transaction-related expenses. For the three-month period ended June 30, 2022, the Company recorded restructuring charges related to the closure of our facilities in Aurora, Illinois and Surrey, British Columbia, Canada.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	June 30,
	2023	2022
	(in millions)
Operating activities:
Net income	$68.3	$69.5
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition:
Depreciation	25.1	23.8
Amortization	21.0	21.1
Gain on sale of assets	(3.7)	—
Stock-based compensation	5.9	6.6
Pension net periodic cost (benefit)	3.4	(1.9)
Deferred income taxes	(6.7)	1.8
Inventory reserves provision	0.4	3.9
Other, net	0.7	0.7
Changes in assets and liabilities, net of acquisition:
Receivables, net	18.2	(10.6)
Inventories	(34.1)	(71.3)
Other assets	(2.0)	(5.5)
Accounts payable	(21.8)	6.7
Other current liabilities	(19.4)	(23.1)
Other noncurrent liabilities	(2.8)	(1.2)
Net cash provided by operating activities	52.5	20.5
Investing activities:
Capital expenditures	(32.4)	(36.7)
Acquisition purchase price adjustment	—	0.2
Proceeds from sale of assets	5.1	—
Net cash used in investing activities	(27.3)	(36.5)
Financing activities:
Dividends paid	(28.6)	(27.4)
Employee taxes related to stock-based compensation	(1.6)	(1.9)
Common stock issued	1.9	1.6
Common stock repurchased under buyback program	—	(25.0)
Payments for finance lease obligations	(0.9)	(0.4)
Net cash used in financing activities	(29.2)	(53.1)
Effect of currency exchange rate changes on cash	(1.3)	(3.5)
Net change in cash and cash equivalents	(5.3)	(72.6)
Cash and cash equivalents at beginning of period	146.5	227.5
Cash and cash equivalents at end of period	$141.2	$154.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended June 30, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$150.1	$176.5	$—	$326.6

Gross profit	$33.6	$66.5	$—	$100.1
Selling, general and administrative expenses	20.9	26.5	13.2	60.6
Strategic reorganization and other charges (1)	0.1	1.0	2.8	3.9
Operating income (loss)	$12.6	$39.0	$(16.0)	$35.6

Operating margin	8.4%	22.1%		10.9%

Capital expenditures	$7.5	$4.4	$—	$11.9

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$24.5
Strategic reorganization and other charges (1)				3.9
Income tax benefit of adjusting items				(0.8)
Adjusted net income				$27.6

Weighted average diluted shares outstanding				157.2

Adjusted net income per diluted share				$0.18

Net income				$24.5
Income tax expense (2)				6.4
Interest expense, net (2)				3.8
Pension expense other than service (2)				0.9
Operating income (loss)	$12.6	$39.0	$(16.0)	35.6
Strategic reorganization and other charges (1)	0.1	1.0	2.8	3.9
Adjusted operating income (loss)	12.7	40.0	(13.2)	39.5
Pension expense other than service	—	—	(0.9)	(0.9)
Depreciation and amortization	8.2	7.6	—	15.8
Adjusted EBITDA	$20.9	$47.6	$(14.1)	$54.4

Adjusted operating margin	8.5%	22.7%		12.1%
Adjusted EBITDA margin	13.9%	27.0%		16.7%

Adjusted EBITDA	$20.9	$47.6	$(14.1)	$54.4
Three prior quarters' adjusted EBITDA	82.9	88.1	(40.1)	130.9
Trailing twelve months' adjusted EBITDA	$103.8	$135.7	$(54.2)	$185.3

Reconciliation of net debt to total debt (end of period):
Current portion of long term debt				$0.8
Long-term debt				446.7
Total debt				447.5
Less cash and cash equivalents				141.2
Net debt				$306.3

Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				1.7x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$74.7
Less capital expenditures				11.9
Free cash flow				$62.8

(1) Strategic reorganization and other charges includes severance and certain transaction-related expenses.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Three months ended June 30, 2023
Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
(dollars in millions, except per share amounts)
(2) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended June 30, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$195.9	$137.3	$—	$333.2

Gross profit	$60.8	$37.5	$—	$98.3
Selling, general and administrative expenses	22.7	25.5	12.6	60.8
Strategic reorganization and other charges (1)	—	—	0.6	0.6
Operating income (loss)	$38.1	$12.0	$(13.2)	$36.9

Operating margin	19.4%	8.7%		11.1%

Capital expenditures	$8.1	$2.6	$—	$10.7

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$26.5
Warranty charge (2)				4.5
Strategic reorganization and other charges (1)				0.6
Income tax benefit of adjusting items				(1.1)
Adjusted net income				$30.5

Weighted average diluted shares outstanding				157.6

Adjusted net income per diluted share				$0.19

Net income				$26.5
Income tax expense (3)				7.1
Interest expense, net (3)				4.2
Pension benefit other than service (3)				(0.9)
Operating income (loss)	$38.1	$12.0	$(13.2)	36.9
Warranty charge (2)	—	4.5	—	4.5
Strategic reorganization and other charges (1)	—	—	0.6	0.6
Adjusted operating income (loss)	38.1	16.5	(12.6)	42.0
Pension benefit other than service (3)	—	—	0.9	0.9
Depreciation and amortization	7.6	7.2	0.1	14.9
Adjusted EBITDA	$45.7	$23.7	$(11.6)	$57.8

Adjusted operating margin	19.4%	12.0%		12.6%
Adjusted EBITDA margin	23.3%	17.3%		17.3%

Adjusted EBITDA	$45.7	$23.7	$(11.6)	$57.8
Three prior quarters' adjusted EBITDA	117.2	59.6	(33.1)	143.7
Trailing twelve months' adjusted EBITDA	$162.9	$83.3	$(44.7)	$201.5

Reconciliation of net debt to total debt (end of period):
Current portion of long term debt				$0.9
Long-term debt				446.1
Total debt				447.0
Less cash and cash equivalents				154.9
Net debt				$292.1

Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				1.4x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$19.7
Less capital expenditures				10.7
Free cash flow				$9.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

(1) Strategic reorganization and other charges includes charges related to the closure of our facilities in Aurora, Illinois and Surrey, British Columbia, Canada.
(2) The Company recorded a charge of $4.5 million in connection with its warranty obligations.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$472.9	$501.4	$—	$974.3

Gross profit	$117.4	$173.7	$—	$291.1
Selling, general and administrative expenses	65.3	82.2	40.2	187.7
Strategic reorganization and other charges (benefits) (1)	0.1	1.2	(0.4)	0.9
Operating income (loss)	$52.0	$90.3	$(39.8)	$102.5

Operating margin	11.0%	18.0%		10.5%

Capital expenditures	$23.1	$9.3	$—	$32.4

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$68.3
Strategic reorganization and other charges (benefits) (1)				0.9
Income tax benefit of adjusting items				(0.2)
Adjusted net income				$69.0

Weighted average diluted shares outstanding				156.8

Adjusted net income per diluted share				$0.44

Net income				$68.3
Income tax expense (2)				20.0
Interest expense, net (2)				11.4
Pension expense other than service (2)				2.8
Operating income (loss)	$52.0	$90.3	$(39.8)	102.5
Strategic reorganization and other charges (benefits) (1)	0.1	1.2	(0.4)	0.9
Adjusted operating income (loss)	52.1	91.5	(40.2)	103.4
Pension benefit other than service	—	—	(2.8)	(2.8)
Depreciation and amortization	23.7	22.3	0.1	46.1
Adjusted EBITDA	$75.8	$113.8	$(42.9)	$146.7

Adjusted operating margin	11.0%	18.2%		10.6%
Adjusted EBITDA margin	16.0%	22.7%		15.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$52.5
Less capital expenditures				32.4
Free cash flow				$20.1

(1) Strategic reorganization and other charges (benefits) includes severance and certain transaction-related expenses partially offset by a gain on the sale of our facility in Aurora, Illinois.
(2) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$534.7	$381.3	$—	$916.0

Gross profit	$169.9	$108.8	$—	$278.7
Selling, general and administrative expenses	65.1	73.5	36.5	175.1
Strategic reorganization and other charges (1)	—	0.2	3.4	3.6
Operating income (loss)	$104.8	$35.1	$(39.9)	$100.0

Operating margin	19.6%	9.2%		10.9%

Capital expenditures	$29.6	$7.1	$—	$36.7

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$69.5
Warranty charge (2)				4.5
Strategic reorganization and other charges (1)				3.6
Income tax benefit of adjusting items				(1.8)
Adjusted net income				$75.8

Weighted average diluted shares outstanding				158.3

Adjusted net income per diluted share				$0.48

Net income				$69.5
Income tax expense (3)				20.4
Interest expense, net (3)				13.0
Pension benefit other than service (3)				(2.9)
Operating income (loss)	$104.8	$35.1	$(39.9)	100.0
Warranty charge (2)	—	4.5	—	4.5
Strategic reorganization and other charges (1)	—	0.2	3.4	3.6
Adjusted operating income (loss)	104.8	39.8	(36.5)	108.1
Pension benefit other than service	—	—	2.9	2.9
Depreciation and amortization	22.5	22.2	0.2	44.9
Adjusted EBITDA	$127.3	$62.0	$(33.4)	$155.9

Adjusted operating margin	19.6%	10.4%		11.8%
Adjusted EBITDA margin	23.8%	16.3%		17.0%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$20.5
Less capital expenditures				36.7
Free cash flow				$(16.2)

(1) Strategic reorganization and other charges includes expenses associated with the Albertville tragedy and restructuring activities.
(2) The Company recorded a charge of $4.5 million in connection with its warranty obligations.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.